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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):               October 5, 1999

                          MICHAEL PETROLEUM CORPORATION
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             (Exact name of registrant as specified in its charter)


             Texas                      333-52263*                   76-0510239
------------------------------- -------------------------- ----------------------------------
(State or other jurisdiction of  (Commission File Number)   (IRS Employer Identification
        incorporation)                                                No.)

13101 Northwest
Freeway, Suite 320
Houston, Texas                                    77040
---------------------------------------------  -----------
(Address of principal executive offices)       (Zip Code)


Registrant's telephone number, including area code: (713) 895-0909


* The Commission File Number refers to a Form S-4 Registration Statement filed by the Registrant under the Securities Act of 1933 which was declared effective on July 22, 1998.

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Item 5.           OTHER EVENTS

         On October 5, 1999, representatives of Michael Petroleum Corporation (the "Company") and the Company's financial advisor met with representatives of the Unofficial Creditors' Committee for holders of the Company's 11 1/2% Senior Notes due 2005 (the "Senior Notes") and the Committee's financial advisor, regarding the Company's revised debt restructuring proposal to its Noteholders. The principal terms of the revised proposal are contained in the Company's Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on September 30, 1999 (the "September 8-K"). As set forth in the September 8-K, the proposal contemplates an exchange of New Senior Notes and Common Stock of the Company for the outstanding indebtedness represented by the Senior Notes. As contemplated by the September 8-K, on October 1, 1999 the Company did not make its approximately $7.8 million interest payment then due on the Senior Notes. The Indenture governing the terms of the Senior Notes provides for a 30-day grace period before an Event of Default will occur under the Indenture as the result of a failure to timely pay interest.

         The Company's presentation to the Committee representatives indicated that due to higher prices for natural gas and increased production levels since May 1999, the Company's management now believes that some sustainable level of debt may be carried on its balance sheet. In addition, the combination of higher natural gas prices since April 1999, improved drilling success to date in fiscal 1999, and increased estimated reserve values attributable to the higher prices and an increase in estimated proved developed producing reserves at July 1, 1999 (compared to year-end 1998) has, in management's opinion, increased the willingness of commercial banks to provide working capital and capital expenditure financing. Additionally, assuming that the Company's drilling program performs according to plan, management believes that a new senior bank facility and increased cash flows should support projected levels of drilling and development capital expenditures.

         The proposal would result in the Company's existing Common Stockholders owning 50% of the Company's outstanding Common Stock, immediately following the proposed restructuring. In addition, as indicated in the Company's
September 8-K, the existing Common Stockholders would receive performance-based warrants having exercise prices beginning considerably in excess of the estimated initial fair market value of the restructured
Company's Common Stock. The Company's representatives requested that the Committee return with a formal response to its revised restructuring proposal by mid-October, with a view toward reaching an agreement in principle concerning the terms of the restructuring by November 1, 1999.

         The Company is continuing to negotiate with its senior bank lender regarding its $23 million outstanding senior bank facility indebtedness. The current terms of this facility require monthly mandatory reductions in the borrowing base, and in

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total amount outstanding, of $1.5 million per month, beginning on October 31,
1999. Any such payment default or an acceleration in maturity of the Company's senior bank indebtedness will constitute an Event of Default under the Indenture governing the Senior Notes.

         The proposal described above and in the September 8-K is preliminary in nature. No predictions can be made by Company management as to the degree of success the Company may achieve in its negotiations with Noteholders, whether a restructuring or refinancing of its Senior Notes and senior bank indebtedness can be accomplished on the terms described above, and if so, whether the Company will be able to achieve its business plan objectives following such a restructuring. Nothing contained in this report shall constitute an offer to purchase, sell or exchange any security.

         Certain statements made in this press release, including, but not limited to, statements containing the words "contemplates," "will," "may," "believes," "estimated," "assuming," "should," "projected" and similar terms constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results to differ materially from the results expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. Such factors include, without limitation, the Company's ability to restructure or refinance its existing debt, achievement of its drilling and development program objectives, uncertainties inherent in any court-supervised insolvency proceedings, and future prices for and associated costs of the Company's oil and natural gas production and development. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of the future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                        MICHAEL PETROLEUM CORPORATION



                                        By: /s/ Robert L. Swanson
                                           -----------------------------------
                                                Robert L. Swanson
                                                Vice President -- Finance


Dated:    October 6, 1999













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